Exhibit 46

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints (as of the date set forth opposite his signature below) Andrew S. Wilson his, her or its true and lawful attorney-in-fact and agent, with full power of substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign and file with the Securities and Exchange Commission a Schedule 13E-3 (including all amendments and exhibits thereto) (the “Statement”) with respect to the ADSs representing ordinary shares, nominal value 2 pence, of Professional Staff plc, and other documents in connection therewith, granting unto said attorney-in-fact full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Aspen International Development Inc.

May 22, 2003	By:	/s/ R. HEREDIA FOR NORTHTOWN LTD.

Name: Northtown Ltd. Title: Director